Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name Of Subsidiary	Jurisdiction of Organization	Year of Formation

SDI Europe Limited	United Kingdom	1993

AZUR Environmental Limited	United Kingdom	1990